Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-237070

1,141,408 Shares

Common Stock

This prospectus covers the offer and resale by Innovatus Life Sciences Lending Fund I, LP, or Innovatus, and Innovatus Life Sciences Offshore Fund I-A, LP, or Innovatus Offshore, of up to an aggregate of 1,141,408 shares of our common stock, which includes 161,987 shares of our common stock issuable upon the exercise of warrants, issued to Innovatus and Innovatus Offshore in private transactions. Innovatus and Innovatus Offshore are also collectively referred to in this prospectus as the selling stockholders.

We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale by the selling stockholders of such shares.

Sales of the shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both.

We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

Our common stock is listed on The Nasdaq Capital Market under the ticker symbol “BNGO.” On March 18, 2020, the last reported sale price per share of our common stock was $0.39 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Prospectus Summary – Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 6 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this registration statement, the selling stockholders may sell from time to time in one or more offerings the common stock described in this prospectus.

We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since those dates.

For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “Bionano,” the “Company” and similar designations refer to Bionano Genomics, Inc. The Bionano Genomics logo is a trademark of Bionano Genomics, Inc. We use “Bionano Genomics” as a trademark in the United States and other countries and have registered this trademark in the United States. This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our management’s beliefs and views with respect to future events and are subject to substantial risks and uncertainties within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the safe harbor provisions for the U.S. Private Securities Litigation Reform Act of 1955. All statements, other than statements of historical fact, contained in this prospectus and the documents incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “pro forma,” “project,” “seek,” “should,” “target,” “will,” “would” or other similar words or expressions (including their use in the negative), or by discussions of future matters such as the development of products, technology enhancements, possible changes in legislation, and other statements that are not historical.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, including risks described in “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein, regarding, among other things:

•	the size and growth potential of the markets for our products, and our ability to serve those markets;
•	the rate and degree of market acceptance of our products;
•	ability to expand our sales organization to address effectively existing and new markets that we intend to target;
•	impact from future regulatory, judicial, and legislative changes or developments in the U.S. and foreign countries;
•	ability to compete effectively in a competitive industry;
•	the success of competing technologies that are or may become available;
•	the performance of our third-party contract sales organizations, suppliers and manufacturers;
•	our ability to attract and retain key scientific or management personnel;
•	the accuracy of our estimates regarding expenses, future revenues, reimbursement rates, capital requirements and needs for additional financing;
•	our ability to obtain funding for our operations; and
•	our ability to attract collaborators and strategic partnerships.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. We operate in a very competitive and rapidly changing environment. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make, and accordingly you should not place undue reliance on our forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section in this prospectus and the documents incorporated by reference herein, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus, the documents incorporated by reference herein and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus and the documents incorporated by reference herein by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and other documents incorporated by reference in this prospectus, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus.

Company Overview

We are a genome analysis company providing tools and services based on our Saphyr® system to scientists and clinicians conducting genetic research and patient testing. We developed the Saphyr system, a platform for ultra-sensitive and ultra-specific structural variation detection, that enables researchers and clinicians to accelerate the search for new diagnostics and therapeutic targets and to streamline the evaluation of changes in chromosomes, which is known as cytogenetics. Our commercial offering includes the Saphyr system, which is comprised of an instrument, chip consumables, reagents and a suite of data analysis tools, and genome analysis services to provide access to data generated by the Saphyr system for researchers who prefer not to adopt the Saphyr system in their labs.

Structural variation refers to large-scale structural differences in the genomic DNA of one individual compared to another. Each structural variation involves the rearrangement or repetition of as few as several hundred to as many as tens of millions of DNA base pairs. Structural variations may be inherited or arise spontaneously, and many structural variations cause genetic disorders and diseases. Until our commercial launch of the Saphyr system in February 2017, and since, we believe no other products existed or exist that could more comprehensively and cost and time-efficiently detect structural variation.

Our customers include researchers and clinicians who seek to uncover and understand the biological or clinical impact of genome variation to improve the diagnosis and treatment of patients with better clinical tests and new medicines or to replace existing cytogenetic tests that are expensive, slow and labor-intense, with a modern solution designed to simplify workflow and reduce cost and that has the potential to significantly increase diagnostic yields across the industry. Our customers also include researchers in non-human segments, such as agricultural genomics, seeking to advance their understanding of how structural variation impacts industrial applications of plants and animals. We have established relationships with key opinion leaders in genomics research and clinical applications, including rare diseases and oncology, and our installed base of over 138 systems made up of Saphyr and its predecessor system, includes some of the world’s most prominent clinical, translational research, basic research, academic and government institutions as well as leading pharmaceutical and diagnostic companies. Examples include Children’s Hospital of Philadelphia, Children’s National Health System, Boston Children’s Hospital, PerkinElmer, GeneDx, Mayo Clinic, Columbia University, DuPont Pioneer, Garvan Institute of Medical Research, Genentech, McDonnell Genome Institute at Washington University, National Institutes of Health, Pennsylvania State University, Radboud University Medical Center and Salk Institute for Biological Studies.

Approximately 7,000 research use only, or RUO, high throughput sequencers are currently installed worldwide. These sequencers are developed and sold almost entirely by Illumina and are owned by an estimated 3,000 unique customers. Sequencing is very good at detecting genome differences involving just a few base pairs or single-nucleotide variations, which Saphyr cannot detect, but sequencing, including next-generation sequencing, or NGS, cannot reliably detect the larger structural variations that our Saphyr system can detect. Therefore, Saphyr is being adopted alongside this installed base of sequencers as a complement that is designed to give users the ability to see a much wider scope of genome variation than ever before.

The Saphyr system, which is for RUO, is also beginning to be adopted by cytogenetics labs that seek to use it in commercial clinical tests of its patients as a laboratory-developed test, or LDT. We estimate that approximately 2,500 cytogenetics labs exist worldwide. These labs currently rely on existing methods such as karyotyping, fluorescence in situ hybridization, or FISH, and microarrays for clinical tests and research that look at chromosomal structure, location and function in cells. Major guidelines for oncology and genetic disease clinical diagnostics recommend first-line structural variation testing by these existing methods. The organizations issuing these guidelines include, among many others, World Health Organization (WHO), National Comprehensive Cancer Network (NCCN), American College of Medical Genetics (ACMG) and American College of Obstetricians & Gynecologists (ACOG).

More than 30 medical institutions are conducting more than 20 human translational research and human clinical studies in 2019 and 2020 to assess Saphyr’s ability to detect structural variations and diagnose patients and, in certain studies, to compare those results to those produced via existing cytogenetic methods. We expect the findings from these studies, whether assessed internally or published by the institution, to help drive adoption of Saphyr beginning in 2020.

Saphyr and its predecessor system have been cited by researchers and clinicians in hundreds of publications covering structural variations in areas of high unmet medical need and research interest, such as rare and undiagnosed pediatric diseases, muscular diseases, developmental delays and disorders, prostate cancer and leukemia. Importantly, Saphyr can be used alone to provide comprehensive detection of structural variations and enable diagnostic calls without the need for sequencing or cytogenetic technology. Saphyr enables these diagnostic calls with low cost per patient, high speed and industry leading performance. Saphyr’s performance characteristics include up to 99% sensitivity, less than 2% false positive rates and accurate diagnosis with allele fraction, or the percentage of sample exhibiting the variant, as low as between 3-5%.

Recent Highlights

Below is a summary of selected highlights since our follow-on public offering in October 2019:

•	We announced the adoption of our Saphyr system by PerkinElmer Genomics and the University of Iowa, including their development of assays using our optical mapping technology to expand their genetic tests assessing disease-associated chromosomal abnormalities.
•	We announced that Novogene added the Saphyr system to their repertoire of genomics data services.
•	We announced the adoption of our Saphyr system by Mayo Clinic for applications in neurodegenerative disease.
•	We announced the adoption of our Saphyr system by GeneDx, using our system for the clinical detection of genetic variants in muscular dystrophies, developmental and reproductive disorders.

Corporate Information

We were formed in January 2003 as BioNanomatrix LLC, a Delaware limited liability company. In August 2007, we became BioNanomatrix Inc., a Delaware corporation. In October 2011, we changed our name to BioNano Genomics, Inc., and in July 2018, we changed our name to Bionano Genomics, Inc.

Our principal executive offices are located at 9540 Towne Centre Drive, Suite 100, San Diego, California 92121, and our telephone number is (858) 888-7600. Our website address is www.bionanogenomics.com and we regularly post copies of our press releases as well as additional information about us on our website.

Information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. Our design logo, “Bionano,” and our other registered and common law trade names, trademarks and service marks are the property of Bionano Genomics, Inc.

The trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies or products.

Implications of Being an Emerging Growth Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We can remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) ending December 31, 2023, which is the end of the fiscal year following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Additionally, even if we no longer qualify as an emerging growth company, as long as we are neither a “large accelerated filer” nor an “accelerated filer,” we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We cannot predict if investors will find our securities less attractive because we may rely on these exemptions, which could result in a less active trading market for our securities and increased volatility in the price of our securities.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. We have elected to use this extended transition period. As a result of this election, our timeline to comply with these standards will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, our financial statements may not be comparable to those of companies that comply with the public company effective dates for these standards.

In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Private Placements

On March 14, 2019, we entered into a Common Stock Purchase Agreement, or the Innovatus Purchase Agreement, with the selling stockholders, pursuant to which we sold and issued an aggregate of 406,504 shares of our common stock to the selling stockholders at $3.69 per share for proceeds of $1.5 million.

On March 14, 2019, we entered into the Loan and Security Agreement, or the Loan Agreement, dated March 14, 2019, by and among us, Innovatus, as collateral agent, and the lenders listed on Schedule 1.1 thereto, including East West Bank. On March 22, 2019, in connection with the receipt of funding with respect to certain term loans under the Loan Agreement, we issued to Innovatus a warrant, or the Innovatus Warrant, to purchase up to 161,987 shares of our common stock. The Innovatus Warrant, as amended, is exercisable for a period of 10 years following the date of issuance and has an exercise price of $0.48 per share, subject to proportional adjustments in the event of stock splits or combinations or similar events. Under the terms of the Innovatus Warrant, Innovatus has the same “Piggyback” registration rights pursuant to and as set forth in our Fifth Amended and Restated Investors’ Rights Agreement, dated as of August 5, 2016, as amended, or the IRA.

On October 16, 2019, we obtained a waiver, or the Waiver, from Innovatus with respect to certain financial covenants under the Loan Agreement. Under the Loan Agreement, we are required to maintain a minimum cash balance in our collateral account with Innovatus, or the Liquidity Covenant, and pursuant to the Waiver, Innovatus agreed to waive any non-compliance with the Liquidity Covenant between October 16, 2019 and October 31, 2019, and we agreed, among other things, to (i) issue 572,917 shares of our common stock to Innovatus and (ii) amend that certain Registration Rights Agreement, or the Innovatus Registration Rights Agreement, by and among the selling stockholders, and us, dated as of March 14, 2019, to include such shares of common stock as Registrable Securities as defined in the Innovatus Registration Rights Agreement.

On November 8, 2019, we entered into a Common Stock Issuance Agreement, or the Innovatus Issuance Agreement, with Innovatus, pursuant to which we issued Innovatus 572,917 shares of our common stock in accordance with the terms of the Waiver. Also on November 8, 2019, we amended the Innovatus Registration Rights Agreement to include such shares of common stock as Registrable Securities as defined in such agreement. The issuance of our shares of common stock pursuant to the Innovatus Purchase Agreement and the Innovatus Issuance Agreement and the issuance of the Innovatus Warrant are collectively referred to as the Private Placements.

Pursuant to the Innovatus Registration Rights Agreement, the Company agreed, upon written request from the selling stockholders, or the Registration Request, to prepare and file with the SEC a registration statement to facilitate the sale and distribution of all or such portion of the Registrable Securities held by the selling stockholders as specified in the Registration Request, subject to certain limitations and conditions. Upon receipt of the Registration Request, we are generally obligated to (i) file such registration statement as soon as practicable, and no later than 60 days following receipt of the Registration Request and (ii) use our commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable and no later than the Effectiveness Deadline, as defined in the Innovatus Registration Rights Agreement. We are also generally obligated to use our commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the earlier of (i) such time as all of the Registrable Securities covered by such registration statement have been publicly sold by the selling stockholders, or (ii) March 14, 2023.

We received a Registration Request from the selling stockholders requesting that we register the resale of an aggregate of 979,421 shares of our common stock. The selling stockholders also requested that we register the resale of 161,987 shares of our common stock issuable upon exercise of the Innovatus Warrant, pursuant to the “Piggyback” registration rights set forth in the IRA.

The Offering

Common stock offered by the selling stockholders
1,141,408 shares(1)
Terms of the offering
Each selling stockholder will determine when and how it will sell the common stock offered in this prospectus, as described in the section entitled “Plan of Distribution.”
Use of proceeds
The selling stockholders will receive all of the proceeds from the sale of the shares of common stock covered by this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.
Risk factors
Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 6 for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Nasdaq Capital Market symbol
BNGO
(1)	Includes 161,987 shares of common stock issuable upon exercise of warrants held by the selling stockholders named in this prospectus.

The selling stockholders named in this prospectus may offer and sell up to an aggregate of 1,141,408 shares of our common stock. Our common stock is currently listed on The Nasdaq Capital Market under the symbol “BNGO.” Shares of our common stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the common stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the shares of common stock, including shares of common stock in connection with the exercise of warrants, issued to the selling stockholders in the Private Placements, as described in the section entitled “Prospectus Summary—Private Placements” above. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, or SEC, on March 10, 2020, which descriptions are incorporated in this prospectus by reference in their entirety, as well as in any prospectus supplement hereto. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business.

This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. For more information, see the section entitled “Where You Can Find Additional Information.” Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.” If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our common stock held by the selling stockholders pursuant to this prospectus. We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus. Other than registration expenses, the selling stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our common stock.

SELLING STOCKHOLDERS

The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders. As a result, we cannot estimate the number of shares of common stock each of the selling stockholders will beneficially own after termination of sales under this prospectus. In addition, each of the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock since the date on which it provided information for this table.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are exercisable as of February 29, 2020, which is 60 days after December 31, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes the sale of all shares being offered by the selling stockholders under this prospectus. The percentage of shares owned prior to and after the offering is based on 34,274,469 shares of common stock outstanding as of December 31, 2019. This information has been obtained from the selling stockholders or in Schedules 13G or 13D and other public documents filed with the SEC.

	Before Offering					After Offering
Name and Address(1)	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned	Number of Shares to be Registered(2)		Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Innovatus Life Sciences Lending Fund I, LP(2)	1,172,729	(3)	3.4%	707,707	(5)	465,022	(7)	1.3%
Innovatus Life Sciences Offshore Fund I-A, LP(2)	718,679	(4)	2.1%	433,701	(6)	284,978	(8)	0.8%
(1)	If required, information about other selling stockholders, except for any future transferees, pledgees, donees or successors of the selling stockholders named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part. Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in this prospectus.
(2)	Innovatus Life Sciences GP, LP, or Innovatus GP, is the general partner of Innovatus. Innovatus Capital Partners LLC, or Innovatus Manager, serves as investment manager to each of Innovatus and Innovatus Offshore. Innovatus Life Sciences Offshore GP, LP, or Innovatus Offshore GP, is the general partner of Innovatus Offshore. Each of Innovatus GP, Innovatus, Innovatus Manager, Innovatus Offshore GP and Innovatus Offshore are collectively referred to as the Innovatus Entities. Innovatus Flagship Parent GP, LLC, or Innovatus Holdings, is the parent company of Innovatus GP and Innovatus Offshore Parent GP, LLC, or Innovatus Offshore Holdings. David Schiff, a citizen of the United States, is the principal shareholder of each of Innovatus Holdings and Innovatus Offshore Holdings, collectively referred to as the Parent Entities, and could be deemed to exercise voting and investment power over the Parent Entities and the Innovatus Entities. The address of the principal place of business for each of the Parent Entities and David Schiff is 777 Third Avenue, 25th Floor New York, NY 10017.
(3)	Includes an aggregate of 332,948 shares of common stock issuable upon the exercise of outstanding warrants.
(4)	Includes an aggregate of 204,039 shares of common stock issuable upon exercise of outstanding warrants.
(5)	Includes an aggregate of 100,437 shares of common stock issuable upon the exercise of outstanding warrants.
(6)	Includes an aggregate of 61,550 shares of common stock issuable upon exercise of outstanding warrants.
(7)	Includes an aggregate of 232,511 shares of common stock issuable upon the exercise of outstanding warrants.
(8)	Includes an aggregate of 142,489 shares of common stock issuable upon exercise of outstanding warrants.

Relationship with Selling Stockholders

As discussed in greater detail above under the section “Prospectus Summary—Private Placements,” we issued shares of common stock, including shares of common stock issuable upon exercise of warrants, to the selling stockholders on March 14, 2019, March 22, 2019 and November 8, 2019 pursuant to the Private Placements. We subsequently received a Registration Request from the selling stockholders to file a registration statement to enable the resale of the shares of common stock covered by this prospectus. Innovatus, a selling stockholder, is a party to the Loan Agreement. None of the selling stockholders or any persons having control over such selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than in connection with the Loan Agreement or as a result of the ownership of our shares or other securities.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders in the Private Placements and the shares of common stock issuable to the selling stockholders upon the exercise of the selling stockholders’ warrants issued in the Private Placements to permit the resale of such shares of common stock by such holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register such shares of common stock.

Each selling stockholder, which may include donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices.

A selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through agreements between broker-dealers and the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions, rather than under this prospectus, in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

If underwriters are used in the sale, the shares of common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of shares of common stock, underwriters may receive compensation from the selling stockholders, for whom they may act as agents, in the form of discounts, concessions or commissions. If the selling stockholders use an underwriter or underwriters to effectuate the sale of shares of common stock, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those shares of common stock. To the extent required by law, the names of the underwriters will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes the prospectus supplement and the accompanying prospectus used by the underwriters to sell those securities. The obligations of the underwriters to purchase those shares of common stock will be subject to certain conditions precedent, and unless otherwise specified in a prospectus supplement, the underwriters will be obligated to purchase all the shares of common stock offered by such prospectus supplement if any of such shares of common stock are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock of the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, or we may be entitled to contribution.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) such time as all of the shares covered by the registration statement have been publicly sold by the selling stockholders, or (ii) March 14, 2023.

EXPERTS

The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Cooley LLP, San Diego, California, which has acted as our counsel in connection with this offering, will pass on certain legal matters with respect to U.S. federal law in connection with this offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We must comply with the informational requirements of the Exchange Act, and we are required to file reports and proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information on the SEC’s website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. We maintain a website at www.bionanogenomics.com. The information contained in, or that can be accessed through, our website is not incorporated by reference herein and is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We also incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effectiveness of the registration statement but prior to the termination of the offering of the securities covered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 10, 2020;
•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 30, 2020 and March 2, 2020; and
•	the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed on August 17, 2018, including any amendment or reports filed for the purposes of updating this description.

We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference. You should direct any requests for documents to Bionano Genomics, Inc. 9540 Towne Centre Drive, Suite 100, San Diego, California 92121; telephone: (858) 888-7600.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.